UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2026

Angel Oak Mortgage REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-40495	37-1892154
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 Hammond Drive, Suite 200, Atlanta, Georgia 30328
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (404) 953-4900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	AOMR	New York Stock Exchange
9.500% Senior Notes due 2029	AOMN	New York Stock Exchange
9.750% Senior Notes due 2030	AOMD	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 19, 2026, Angel Oak Mortgage REIT, Inc. (the “Company”) and Falcons I, LLC, a Delaware limited liability company and the Company’s external manager (the “Manager”), entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Xylem Finance LLC, a Delaware limited liability company (“Xylem”) and an affiliate of Davidson Kempner Capital Management LP, relating to the Company’s repurchase of shares of the Company’s common stock, par value $0.01 per share (the “common stock”), owned by Xylem (the “Share Repurchase”) having an aggregate purchase price of $15.0 million.

Specifically, pursuant to the Stock Repurchase Agreement, the Company has agreed to repurchase from Xylem shares of common stock having an aggregate purchase price of $15.0 million at a purchase price per share equal to (1) the volume-weighted average price of shares of the common stock for the ten trading days up to and including the trading day immediately preceding the closing date of the Share Repurchase (which is scheduled for May 20, 2026 (the “Closing Date”)) less (2) a discount of 3.00% of the share price determined pursuant to clause (1) above.

The Share Repurchase is conditioned only upon Mr. Vikram Shankar, a member of the Company’s Board of Directors, having delivered to the Company a letter of resignation from the Company’s Board of Directors, with such resignation being effective as of the Closing Date and being subject to the closing of the Share Repurchase.

Pursuant to the Stock Repurchase Agreement, the Company, the Manager and Xylem have agreed to terminate that certain Shareholder Rights Agreement, dated as of June 21, 2021, among the Company, the Manager and Xylem (the “Shareholder Rights Agreement”), effective upon Mr. Vikram Shankar’s resignation from the Company’s Board of Directors, and subject to the closing of the Share Repurchase. Accordingly, with effect from the closing of the Share Repurchase, Xylem will no longer have the right to designate a nominee for election to the Company’s Board of Directors.

Furthermore, pursuant to the Stock Repurchase Agreement, Xylem has agreed to permanently waive its demand and shelf registration rights under the Registration Rights Agreement, dated as of June 21, 2021 (the “Registration Rights Agreement”), by and among the Company, the Manager, Xylem and the other parties named therein, effective upon, and subject to, the closing of the Share Repurchase. Accordingly, with effect from the closing of the Share Repurchase, Xylem will only have the ability to exercise piggyback registration rights under the Registration Rights Agreement.

The closing of the Share Repurchase is expected to occur on the Closing Date. The Stock Repurchase Agreement contains customary representations, warranties and covenants of the parties.

The foregoing description of the Stock Repurchase Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to the Stock Repurchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference. For more information on Xylem’s relationship to the Company, see the section titled “Corporate Governance Matters—Information Regarding the Board of Directors,” “Corporate Governance Matters— Shareholder Rights Agreements,” “Certain Relationships and Related Party Transactions—Shareholder Rights Agreements,” “Certain Relationships and Related Party Transactions—Stock Repurchase Agreement” and “Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management” in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2026, which disclosure is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 with respect to the Shareholder Rights Agreement is included in Item 1.01 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2026, in connection with the execution of the Stock Repurchase Agreement, Mr. Vikram Shankar resigned as a member of the Company’s Board of Directors, with such resignation being effective as of the Closing Date and being subject to the closing of the Share Repurchase. Mr. Shankar’s resignation is not the result of any disagreement with the Company or the Company’s Board of Directors on any matter relating to the operations, policies or practices of the Company. As a result of Mr. Shankar’s resignation, the size of the Board was reduced by one director, from eight to seven directors, five of whom are independent directors.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
Exhibit 10.1	Stock Repurchase Agreement, dated May 19, 2026, between Angel Oak Mortgage REIT, Inc., Falcons I, LLC and Xylem Finance LLC.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2026	ANGEL OAK MORTGAGE REIT, INC.

By: /s/ Brandon Filson
Name: Brandon Filson
Title: Chief Financial Officer and Treasurer